Exhibit 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE
Contact:
Genaera Corporation	Shirley Chow - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Genaera Corporation Reports Phase 1 Data for Trodusquemine (MSI-1436) at the North American Association for the Study of Obesity Annual Meeting

Plymouth Meeting, Pa. – October 6, 2008 – Genaera Corporation (NASDAQ: GENR) today reported data from its second Phase 1 clinical trial of trodusquemine (MSI-1436), Genaera’s lead drug candidate for the treatment of type 2 diabetes and obesity. MSI-1436 is a novel inhibitor of PTP1B, a validated molecular target that controls the function of both the leptin and insulin pathways to normalize glucose and decrease appetite. In the study, MSI-1436 was found to be well-tolerated and no serious adverse events were experienced at likely clinical doses. There were indications of dose-dependent weight loss seen in the obese and overweight type 2 diabetic subjects. Data were presented over the weekend in a poster entitled, “Trodusquemine impact on glucose/insulin and other parameters in type 2 diabetics,” at the North American Association for the Study of Obesity (NAASO) Annual Meeting in Phoenix, Arizona.

“We are pleased to have once again demonstrated the positive adverse event profile, good tolerability and predictable pharmacokinetics (PK) of MSI-1436, consistent with the results achieved in our previous clinical and preclinical studies,” stated Michael Gast, M.D., Ph.D., Executive Vice President and Chief Medical Officer of Genaera. “Subjects in this study also evidenced modest dose-proportional weight loss which we hope to verify in our forthcoming Phase 1b study later this year. We believe these results continue to support the potential of MSI-1436 to provide an exciting, new treatment option for patients afflicted by both diabetes and obesity.”

Study MSI-1436C-103 was a double-blind, randomized, placebo-controlled safety and PK study involving obese or overweight adult male and female diabetic volunteers poorly controlled on metformin. Five subjects in each of four dosing groups received MSI-1436 while two subjects in each dosing group received placebo. Participants were studied at two research sites to evaluate the safety, tolerability and PK of single intravenous doses of 3, 6 or 10 mg/m2 of MSI-1436. The study began with a four day in-house study period with post dosing evaluations conducted on study days seven, 14 and 21.

Results suggest that MSI-1436 is well-tolerated, with no serious adverse events, no severe adverse events, and no dose-limiting toxicities or early discontinuations reported.

In addition to the favorable adverse event profile seen in the study, the single-dose PK of MSI-1436 was found to be linear and slightly greater than dose proportional following intravenous dosing.

A Phase 1b multiple ascending dose study in obese type 2 diabetics (Study 102) is slated to initiate in 4Q 2008 in which one of three doses of MSI-1436 will be administered every three days over a 23 day period to evaluate primary outcomes of safety and multiple dose PK and secondary outcomes of oral glucose tolerance and insulin sensitivity, satiety and weight loss.

About Trodusquemine (MSI-1436)

Trodusquemine is a centrally and peripherally-acting appetite suppressant and the first highly selective inhibitor of protein tyrosine phosphatase 1B (PTP1B). PTP1B is central to controlling the function of both the leptin and insulin pathways. By inhibiting PTP1B, MSI-1436 is expected to decrease appetite and normalize blood sugar. Trodusquemine has produced consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. In addition, trodusquemine has shown the ability to reverse co-morbidities associated with obesity such as abnormal glucose metabolism and cholesterol elevation.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in phase 1 clinical testing in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera's programs including trodusquemine (MSI-1436) and the IL-9 antibody program. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates including trodusquemine (MSI-1436) and the IL-9 antibody program may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborator, in connection with the development and commercialization of Genaera's IL-9 antibody program; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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